EXHIBIT 6.40

                              COOPERATION AGREEMENT

                                     between

                             Yamar Electronics Ltd.

                      (hereinafter referred to as "Yamar")

                                       and

                              IQ Battery R & D GmbH

                        (hereinafter referred to as "iQ")

INDEX

1.       BASIC ELEMENTS OF CONTRACT
1.1      Preamble
1.2      Cooperation
1.3      Framework agreement and precedence
1.4      Transfer of rights and duties
1.5      Definitions

2.       CONTENT OF PERFORMANCES
2.1      Performances by Yamar
2.1.1    Provision of the DC-bus
2.1.2    Marketing support
2.2      Performances by iQ
2.2.1    Further development
2.2.2    Development know-how
2.2.3    Series manufacture
2.3      Reciprocal performances
2.4      Property rights
2.5      Development results

3.       SECURING OF PERFORMANCES

3.1      Exclusive collaboration
3.2      Secrecy and data protection
3.3      Duties relating to information
3.4      Involvement of third parties
3.5      tax, customs duty and embargo provisions

4.       EXECUTION OF CONTRACT
4.1      Term of contract/notice of termination
4.2      Winding up of contract

5.       FINAL PROVISIONS
5.1      Choice of law/place of jurisdiction
5.2      Mediation
5.3      Place of performance
5.4      Written form
5.5      Severance clause

6.       SCHEDULES



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1.   BASIC ELEMENTS OF CONTRACT

1.1  PREAMBLE

Yamar has developed software and hardware for transferring data in electrical cables of vehicles. iQ has developed software and hardware for an improved "intelligent car battery system".

The iQ battery gathers and processes data in a chip. iQ is looking for possibilities of transmitting this data to other vehicle components, in particular the on-board computer. For this reason, the parties intend to integrate Yamar's software and hardware into the iQ battery system.

In order to he able to exploit the respective products jointly in series manufacture, it is necessary that:

     - iQ shall integrate Yamar's software and hardware into its battery concept;
     - Yamar shall supply iQ with its software and hardware in the context of series production of the battery.

By the present contract, Yamar grants iQ the right to use its software and hardware for integration into the battery system. Further, this contract shall lay out the framework for the planned further cooperation between both parties. The details of the further cooperation shall be laid down in separate implementation agreements.

1.2  Cooperation

Achievement of contractual success shall require a close collaboration between iQ and Yamar. Both parties declare, in the context of the provisions of the law, their unrestricted willingness to take mutual account of one another, provide comprehensive information, give precautionary advice against risks and protection against disruptive influences by third parties. A link under company law between the parties is not thereby intended. This agreement does not authorize either party to represent or bind the other. Neither party shall be entitled to represent or bind the other without the specific written and signed authorization by the other.

1.3  Framework agreement and precedence

This contract is the basis for the future cooperation in so far as not otherwise agreed in the individual agreements to be concluded.

1.4  Transfer of rights and duties

Any transfer of rights and duties under this contract shall only be possible with the express written and signed approval of the other party (subject to section 8 below).

1.5  Definitions

The following definitions are agreed:

     -    Dc-bus:

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The software and hardware for the  transmission  of data in electrical  wires as developed by Yamar.

     -    iQ-B:

The intelligent battery system developed by 1Q.

     -    DC-iQ:

The final product planned through integration of the DC-bus into the iQ-B by iQ.

2.   CONTENT OF PERFORMANCES

2.1  Performances by Yamar

2.1.1 Provision of the DC-bus

Yamar shall pass to iQ for test and development purposes "evaluation boards" and "evaluation software" relating to the DC-bus.

Yamar shall inform iQ as to all changes to the hardware and software of the DC-bus and shall supply iQ with the respectively latest, revised version of the DC-bus.

2.1.2 Marketing support

iQ shall be entitled, for marketing purposes, to demonstrate the DC-bus arid DC-iQ to third parties, in particular automobile manufacturers, and to make the same available for test purposes, in so far as iQ shall have previously
concluded  with  such  third  parties  a  confidentiality   and   non-impairment
agreement.

2.2  Performances by iQ

2.2.1 Integration of DC-BUS with iQ-B

iQ shall integrate the DC-bus into the iQ-B with the aim of producing a combination of the two products (DC-iQ) which is ready for series manufacture. The costs involved in such integration will be on the account of iQ.

2.2.2 Development know-how

iQ shall notify Yamar of all technical results arising during development of the DC-iQ and shall make available to Yamar copies of all data arising during the test and development work.

2.2.3 Series manufacture

If iQ shall succeed in integrating the DC-bus into the iQ-B system and in marketing the DC-iQ arising therefrom as a series product, iQ shall purchase the DC-buses from Yamar which are required for production of the DC-iQ.


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Details shall be laid down in a separate production and supply contract.

iQ may not manufacture the DC-bus nor allow or enable any body else to manufacture it, except if Yamar will unreasonably refuse to supply the products (DC-bus or DC-iQ), but only for iQ's own use, and subject to payment of a reasonable royalty as percentage of the DC-iQ sales.

2.3  Reciprocal performances

The parties shall reciprocally support one another in marketing the DC-bus, iQ-B and DC-iQ. For each transaction which one party shall conclude (at its option) an a result of arrangement by the other party, the arranging party shall receive commission. The commission shall be calculated on the basis of total turnover from the respective transaction and shall amount to the following:

     -    For engineering or development contracts 4.5%

     -    For the aggregate product sales:
               Up to 1 million $: 3%

               Between 1 and 2.5 million $: 2%

               Over 2.5 million $: 1%

2.4  Property eights

Yamar holds; the property rights or pending applications for the same as listed in detail in

                                   Schedule 1.

iQ holds the property rights or pending applications for the same an listed in

                                   Schedule 2.

Yamar shall own the exclusive rights to the DC-bus technology and know-how, whether or not included in its patents and applications, and whether or not such patents are valid. iQ shall likewise own the exclusive rights to the iQ technology and know-how.

In so far as required within the framework of this contract, or a contract concluded on the basis of this contract, the parties shall allow each other to use such property rights, the software which is respectively to be made available within the framework of product development, and the secret know-how which each party possesses, and to base their own developments thereon. Except that either party may only use the technology or know-how of the other for the DC-iQ project and products as provided by this agreement.


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2.5  Development results

Each party is and shall remain owner of the property rights and copyright (background property rights) which they shall acquire outside the development project.

If inventions shall come into being in the framework of the contractual collaboration, which inventions may lead to property rights, then exclusively that party shall be entitled to file for property rights whose staff or agents have created the invention.

The parties shall inform one another on a reciprocal basis as to property rights which have been filed for registration.

If, within the framework of the contractual work, Inventions shall come into being in which staff or agents of both parties are involved, then the parties shall be deemed to be joint inventors and a separate agreement shall be reached on a case by case basis as to which of them shall file for registration of any property rights and where, as well as who shall bear the costs thereof, and who has which eights therein. Any granting of licence to third parties shall be undertaken jointly - in so far as not otherwise agreed. Except that any invention or development related to the DC-bus; shall belong to Yamar, and any invention or development related to iQ-B shall belong to iQ, notwithstanding the party who developed or invented it. Inventions related to the integration of the DC-bus to the iQ-B shall belong to iQ. The know-how created within the framework of the further development referred to at para. 2.2.1 shall be at the disposal of both parties for all types of use free of charge.

3.   SECURING OF PERFORMANCES

3.1  Exclusive collaboration

In view of the considerable prior investments of both parties with regard to development of the DC-iQ, exclusive collaboration in the production, supply and distribution of the DC-iQ is planned. Both parties are aware that the actual structure of production and supply contracts must comply with the provisions of the law, in particular cartel law.

On this basis, Yamar shall only offer for sale or sell batteries, which are vehicle batteries, based on the iQ-B technology. Yamar will be free to use the DC-BUS with batteries developed or manufactured or sold by other third party provided that such third party refuse to use iQ batteries and have their own technology and do not use iQ-B technology.

iQ shall only offer for sale such "DC-Power Line-communication Technology" in the vehicle battery market as shall be based on the DC-bus technology.

These   restrictions    relate   to   the   market   for   all   SLI   batteries
(Starting-Lighting-Ignition).

3.2  Secrecy and data protection

With regard to all documents and information previously exchanged or which may be exchanged in the future, as well as knowledge acquired as to fundamentals, working methods, production, new development, improvements and other details which they shall receive for the purpose of or

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during the course of execution of this contract or the implementation agreements linked thereto, Yamar and iQ shall use the same only for the purpose of executing these contracts and shall maintain secrecy with regard thereto. This shall apply in particular to the source codes of the software used by each party as well as all parts of the development documentation, which must be set up and maintained at least in accordance with the standards which the respective party shall apply to securing its own know-how and industrial property rights. This shall apply as long as and in so far as the same shall not have become generally known (without the fault of the respective party). All documents shall be kept securely and at the end of this contract shall be returned or destroyed without any copies being retained. The legal duties with regard to data protection must be observed. Both contracting parties may at any time demand information as to the measures taken and shall have a right of inspection with regard to relevant records, such as log books, rights of access, attendance lists, etc.

Such duties shall continue to exist also after the and of the contract. Any breaches by staff or vicarious agents of a contracting party shall be attributed to the respective party, irrespective of its fault therein.

3.3  Duties relating to information

Within the framework of this project, both parties shall reciprocally pass to each other all materials, items and information and grant all rights of access which shall be necessary for the swiftest possible realization of the aims of the cooperation, as well as in order to be able to assess the respective status of the project from technical, commercial and legal perspectives.

In this regard, both parties shall be entitled to receive copies, documents and technical documentation, as well as to enter those premises in which project documents are stored.

If information relevant to the project cannot be separated from other information, either party may demand that a third party or publicly appointed and sworn expert under a duty to maintain professional confidentiality shall be informed who shall not be linked either professionally or personally with either of the two parties. Such third party shall obtain the relevant information and pass the same on while maintaining confidentiality relating to information not relevant to the project. The costs of the third party shall be borne by the party who shall request engagement of the same. All information within the framework of this project shall be kept secret in accordance with the same standards as the know-how arising.

3.4  Tax, customs duty and embargo provisions

Both parties undertake to observe the relevant tax, customs duty and embargo provisions and to ensure that in particular no joint tax liability for taxes not paid shall arise so as to be due from the other party,

4.   EXECUTION OF CONTRACT

4.1  Term of contract/notice of termination

This contract shall enter into force upon signature hereof and shall be initially concluded for 2 years. The parties shall decide by mutual agreement upon any extension to the contract.

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Ordinary  notice of  termination in respect of the contract shall be possible at the earliest following a two-year contractual term. The notice period shall be 8 months.

4.2  Winding up of contract

Further to winding up and/or notice of termination in respect of this contract or an implementation agreement, both parties shall immediately return to one another all items received and pass on all information which is relevant to them from a technical, commercial or legal perspective in so far as they shall have a contractual claim thereto. The general duties of protection and provision of cautionary advice shall be observed also further to termination of the contract. If data is administered in the EDP system, it shall be deleted further to prior advice to the other contractual party.

5.   FINAL PROVISIONS

5.1  Choice of law/place jurisdiction

All business relations between iQ and Yamar shall be subject exclusively to the law of the Federal Republic of Germany. Place of jurisdiction shall be either Munich or Tel Aviv, depending on the registered office of the Defendant.

5.2  Mediation

Before taking any dispute before the courts, the parties shall attempt to solve all problems which may arise in implementing contracts on an amicable basis through negotiation.

If the parties shall not succeed in removing their differences of opinion within 60 days of commencement of negotiations, the parties shall implement a mediation procedure pursuant to the procedural rules, by way of

                                   Schedule 3.

being the mediation procedure rules of the Gesellachaft fur Wirtschaftsmediation und Konfilktmanagement e.V. (gwmk). The same shall apply if relevant discussions shall not have been commenced within 30 days of receipt of a request to one party to participate in amicable negotiations.

This agreement shall not prevent either party from bringing summary proceedings before a court, in particular proceedings for attachment or an interlocutory injunction.

5.3  Place of performance

Place of performance for deliveries of goods and provision of services shall be the office which shall be contractually agreed as the performance address, and in the event of doubt this shall be Unterhaching. Place of performance for payments shall be the place of the payment office indicated in the invoice,

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5.4  Written form

Any amendments or additions to this contract must be in writing and signed by the authorized officer of the respective party, whereby this requirement as to the written form shall itself only be revocable in writing and signed as aforesaid.

5.5  Severance clause

In the event that any individual terms of this contract or any individual agreements made on a subsidiary basis hereto shall be wholly or partially invalid, this shall not affect the validity of the other terms. Both contracting parties shall undertake to replace the invalid term by a provision which shall come as close as possible in economic intent to the invalid term which it replaces and which for its part shall be valid.

5.6  Construction

This contract fully reflects the whole agreement of the parties in the subject matter hereof.

6.   Assignment

6.1 This agreement may not be assigned except as part of the enterprise of the respective party related to the subject matter of this agreement.

6.2 Neither party shall delegate or otherwise transfer the performance of its undertakings hereunder.

6.3 Neither party may license or otherwise allow or enable the use of the technology or know-how of the other to any third party.

6.4 Any license or subcontracting by iQ to manufacture the DC-iQ products by others shall be conditional on the manufacturer's undertaking to purchase the DC-buses and DC-iQs from Yamar pursuant to section 2.2.3 above.

7.   Trademarks and Tradenames

The DC-iQ products shall designate the inclusion of the DC-bus technology by stating on the packaging and in any advertisement - "DC-BUS included". Subject thereto neither party may use the trademark or tradename of the other whether registered or not.

8.   SCHEDULES

Schedule 1        List of patents and technology of iQ
Schedule 2        List of patents and technology of Yamar
Schedule 3 Procedural rules of the Gesellschaft fur Wirtschaftsmediation und Konfliktmanagement e.V.

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Unterhaching, dated 19/10/99                 Tel Aviv, dated 19/10/99


/s/ [Illegible]                              /s/ [Illegible]
----------------------------------           ----------------------------------
iQ Battery
Research & Development GmbH                  Yamar Electronics Ltd.